EXHIBIT 5


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                                  July 19, 2000

Board of Directors
IBERIABANK Corporation
1101 E. Admiral Doyle Drive
New Iberia, Louisiana 70560-6301

         Re: IBERIABANK Corporation Supplemental Stock Option Plan Registration Statement on Form S-8

Dear Board Members:

     We have acted as special counsel to IBERIABANK Corporation (formerly, ISB Financial Corporation), a Louisiana corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 24,999 shares of common stock, par value $1.00 per share (the "Common Stock") of the Company which may be issued pursuant to the IBERIABANK Corporation Supplemental Stock Option Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to reference to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                                Very truly yours,

                                /s/ KUTAK ROCK LLP

                                 KUTAK ROCK LLP